EXHIBIT 5
                                 BRYAN CAVE LLP
                           700 Thirteenth Street, N.W.
                           Washington, D.C. 20005-3960
                                 (202) 508-6000
                            Facsimile (202) 508-6200


                                  July 19, 1996

HEARx Ltd.
1250 Northpoint Parkway
West Palm Beach, Florida 33407

Ladies and Gentlemen:

                  We have acted as counsel to HEARx Ltd., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of 150,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), issuable pursuant to an agreement for public relations services (the "Consulting Agreement"), an aggregate of 844,000 shares of Common Stock issuable pursuant to the exercise of stock options granted pursuant to three non-qualified stock option agreements (the "Option Agreements"), and 2,750,000 shares of Common Stock issuable pursuant to the Company's 1995 Flexible Stock Plan (the "Plan"). Such shares issuable pursuant to the Consulting Agreement, the Option Agreements and the Plan are referred to herein as the "Shares".

                  As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Company, and have made such investigations of law, as we deemed necessary or appropriate in order to enable us to render the opinion expressed below.

                  Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued, delivered and paid for pursuant to the terms and conditions set forth in the Consulting Agreement or Option Agreements and, in the case of options granted under the Plan, pursuant to the terms and conditions of the Plan, validly issued, fully paid and non-assessable.

                  The opinion stated herein is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Bryan Cave LLP

                                        Bryan Cave LLP